EXHIBIT 10.2

AMENDMENT THREE

TO

DIME COMMUNITY BANCSHARES, INC.

2021 EQUITY INCENTIVE PLAN

WHEREAS, Dime Community Bancshares, Inc. (the “Company”) maintains the Dime Community Bancshares, Inc. 2021 Equity Incentive Plan (“the “Plan”); and

WHEREAS, Section 2.8 of the Plan provides generally that a Participant will hold a vested Award or shares of Stock received upon exercise of a Stock Option for the later of twelve (12) months or the date a Participant meets the minimum ownership requirements, if any; and

WHEREAS, the Board of Directors of the Company (the “Board”) desires to amend Section 2.8 of the Plan to eliminate the minimum holding period restriction of twelve (12) months; and

WHEREAS, Section 6.1 of the Plan provides generally that the Board may amend the Plan at any time, and may amend any Award Agreement, provided, however, that the Board shall not amend the Plan without approval of the stockholders of the Company if such amendment may materially increase the benefits accruing to Participants under the Plan, materially increase the aggregate number of securities which may be issued under the Plan, or materially modify the requirements for participation in the Plan; and

WHEREAS, the Company’s common stock is traded on The Nasdaq Stock Market, LLC (the “NASDAQ”); and

WHEREAS, NASDAQ Rule 5635(c) generally requires stockholder approval when an equity plan is established or materially amended; and

WHEREAS, NASDAQ Rule 5635(c) provides that a material amendment would include, but is not limited to, any material increase in benefits to participants; and

WHEREAS, NASDAQ guidance provides that an elimination of the holding period of an equity award is not a material amendment provided that the change does not result in either an extension in the term of an equity award beyond the maximum allowable term under the equity plan or in an addition to the aggregate shares available under the equity plan; and

WHEREAS, the Internal Revenue Code of 1986, as amended, does not require shareholder approval of this Amendment Three.

NOW THEREFORE, the Plan is hereby amended as follows:

Section 1.Section 2.8 of the Plan.  Section 2.8 of the Plan is hereby amended and restated to read as follows:

“Holding Period for Vested Awards.    As a condition of receipt of an Award, a Participant must agree to hold shares of Stock received upon exercise of a Stock Option or upon vesting of a Restricted Stock Award or Restricted Stock Unit until the date the individual meets

EXHIBIT 10.2

the minimum ownership requirements (if any) applicable to that individual.  The foregoing limitation shall not apply to the extent that an Award vests due to death, Disability or an Involuntary Termination following a Change in Control, or to the extent that (i) a Participant directs the Company to withhold or the Company elects to withhold shares of Stock with respect to the vesting or exercise, or, in lieu thereof, to retain, or to sell without notice, a sufficient number of shares of Stock to cover the amount required to be withheld or (ii) a Participant exercises a Stock Option by a net settlement, and in the case of (i) and (ii) herein, only to the extent of the shares are withheld for tax purposes or for purposes of the net settlement.”

Section 2. Effectiveness.  This Amendment Three shall be deemed effective as of July 24, 2024.  In addition, the Plan Award Agreements entered into between the Company and a Participant prior to July 24, 2024 shall be automatically amended to incorporate the terms of this Amendment Two.  Notwithstanding the foregoing, for Named Executive Officers Stuart H. Lubow, Avinash Reddy, Michael Fegan, Conrad J. Gunther and Christopher Porzelt, the Plan Award Agreements shall not be retroactively amended and Amendment Two shall apply only to Awards granted to such Named Executive Officers after July 24, 2024.

Section 3. Capitalized Terms.  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Plan.

Section 4.  Governing Law.  This Amendment Three and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York.

Section 5.  Counterparts.  This Amendment Three may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

Section 6.  Compliance with Section 409A.  This Amendment shall be interpreted and administered consistent with Section 409A of the Code.

IN WITNESS WHEREOF, the Board has adopted this Amendment Three on the date set forth below.

DIME COMMUNITY BANCSHARES, INC.

July 24, 2024By:

Date     Stuart Lubow, Chief Executive Officer